Exhibit 10.2
EXECUTION COPY

AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT
Dated as of November 4, 2010
among
RALCORP HOLDINGS, INC., BREMNER FOOD GROUP, INC., RALSTON FOOD
SALES, INC., RH FINANCIAL CORPORATION, SUGAR KAKE COOKIE INC.,
RIPON FOODS, INC., NUTCRACKER BRANDS, INC., FLAVOR HOUSE PRODUCTS,
INC., HERITAGE WAFERS, LLC, THE CARRIAGE HOUSE COMPANIES, INC.,
RALCORP FROZEN BAKERY PRODUCTS, INC., COMMUNITY SHOPS, INC., THE
BUN BASKET, INC., LOFTHOUSE BAKERY PRODUCTS, INC., POST FOODS, LLC,
COTTAGE BAKERY, INC. AND HARVEST MANOR FARMS, LLC,
as Originators
and
RALCORP RECEIVABLES CORPORATION,
as Buyer

Exhibits and Schedules

Exhibit I	Definitions
Exhibit II	Originators’ Chief Executive Offices and Principal Places of Business; Location(s) of Records; Federal Employer Identification Numbers; Other Names
Exhibit III	Lock-Boxes; Collection Accounts; Collection Banks
Exhibit IV	Form of Compliance Certificate
Exhibit V	Credit and Collection Policy of Each Originator
Exhibit VI	Form of Subordinated Note

Schedule A	List of Closing Documents

ii

AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT
THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of November 4, 2010, is by and among:
(1) RALCORP HOLDINGS, INC., a Missouri corporation (“Ralcorp”);
(2) BREMNER FOOD GROUP, INC., a Nevada corporation;
(3) RALSTON FOOD SALES, INC., a Nevada corporation;
(4) RH FINANCIAL CORPORATION, a Nevada corporation;
(5) SUGAR KAKE COOKIE INC., a Delaware corporation;
(6) RIPON FOODS, INC., a Wisconsin corporation;
(7) NUTCRACKER BRANDS, INC., a Georgia corporation;
(8) FLAVOR HOUSE PRODUCTS, INC., a Delaware corporation;
(9) HERITAGE WAFERS, LLC, a Wisconsin limited liability company;
(10) THE CARRIAGE HOUSE COMPANIES, INC., a Delaware corporation;
(11) RALCORP FROZEN BAKERY PRODUCTS, INC., a Delaware corporation;
(12) COMMUNITY SHOPS, INC., an Illinois corporation;
(13) THE BUN BASKET, INC, a Michigan corporation;
(15) LOFTHOUSE BAKERY PRODUCTS, INC., a Nevada corporation;
(16) POST FOODS, LLC, a Delaware limited liability company;
(17) COTTAGE BAKERY, INC., a California corporation;
(18) HARVEST MANOR FARMS, LLC, a Delaware limited liability company (each of the foregoing including Ralcorp, an “Originator” and collectively, the “Originators”); and
(19) RALCORP RECEIVABLES CORPORATION, a Nevada corporation (“Buyer”);
and amends and restates in its entirety that certain Receivables Sale Agreement, dated as of September 25, 2001, among certain of the parties hereto, as heretofore amended from time to time (the “Existing Agreement”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meaning assigned to such term in Exhibit I to the Purchase Agreement hereinafter defined).

PRELIMINARY STATEMENTS
Each of the Originators now owns, and from time to time hereafter will own, Receivables. Each of the Originators wishes to sell and assign to Buyer, and Buyer wishes to purchase from such Originator, all of such Originator’s right, title and interest in and to its Receivables, together with the Related Security and Collections with respect thereto.
Each of the Originators and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from such Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables originated by such Originator, and none of the Originators nor Buyer intends these transactions to be, or for any purpose to be characterized as, loans from Buyer to any Originator.
Following the purchase of Receivables from each of the Originators, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Amended and Restated Receivables Purchase Agreement dated as of November 4, 2010 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, Ralcorp, as initial Master Servicer, the “Conduits” from time to time party thereto, the “Committed Purchasers” from time to time party thereto, the “Funding Agents” from time to time party thereto and JPMorgan Chase Bank, N.A., as agent (in such capacity, the “Agent”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASE
Section 1.1 Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Existing Agreement and shall not constitute a novation thereof. From and after the Effective Date, (i) the terms and provisions of this Agreement shall, with respect to all future obligations and rights of the parties hereunder, amend and supersede the terms and provisions of the Existing Agreement in its entirety, (ii) the continuing rights, remedies and obligations of the parties with respect to any Receivables and the Related Security and Collections with respect thereto, and the proceeds thereof, acquired under the Existing Agreement shall be governed by the terms and provisions of this Agreement to the same extent as if such Receivables, Related Security and Collections, and the proceeds thereof, had been conveyed under this Agreement, and (iii) all references in any other Transaction Documents to the Existing Agreement thereto shall mean and be a reference to this Agreement; provided, however, that nothing in this Agreement shall modify on a retroactive basis the terms and provisions of the Existing Agreement regarding the conditions precedent to the sales, conveyances, purchases and payments made thereunder prior to the effective date hereof and the consideration owed in respect thereof, all of which sales, conveyances, purchases and payments are hereby ratified.

Section 1.2 Purchase of Receivables.
(a) Effective on the date hereof, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, each of the Originators does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase from such Originator, all of such Originator’s right, title and interest in and to (i) all Receivables owned and originated by such Originator and existing as of the close of business on the Business Day prior to the date hereof (such Receivables, collectively, such Originator’s “Existing Receivables”) and (ii) all Receivables originated by such Originator after the Business Day prior to the date hereof through and including the Termination Date (collectively, such Originator’s “Future Receivables”), together, in each case, with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, on the date hereof Buyer is acquiring all of each Originator’s right, title and interest in and to all Existing Receivables, together with all Related Security relating thereto and all Collections thereof, and all Future Receivables, together with all Related Security relating thereto and all Collections thereof. Buyer shall be obligated to pay the Purchase Price for the Receivables purchased from each Originator hereunder in accordance with Section 1.3. In connection with payment of the Purchase Price for any Receivables purchased from any Originator hereunder, Buyer may request that such Originator deliver, and such Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.
(b) It is the intention of the parties hereto that the sale of Receivables by each Originator hereunder shall constitute a “sale of accounts or payment intangibles” (as such phrase is used in Article 9 of the UCC), which sale is absolute and irrevocable and shall provide Buyer with the full benefits of ownership of the Receivables originated by such Originator. Except for the Purchase Price Credits owed to such Originator pursuant to Section 1.4, the sale hereunder of Receivables originated by any Originator is made without recourse to such Originator; provided, however, that (i) such Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of such Originator or any other Person arising in connection with the Receivables originated by such Originator, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that each sale of Receivables hereunder shall constitute an outright sale of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables originated by it with a legend acceptable to Buyer and to the Agent (as Buyer’s assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Agent (as Buyer’s assignee), each Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables originated by such Originator and the Related Security and Collections with respect thereto, or as Buyer or the Agent (as Buyer’s assignee) may reasonably request.

Section 1.3 Payment for the Receivables.
(a) The Purchase Price for the Purchase from each Originator of its Existing Receivables shall be payable in full by Buyer to such Originator on the date hereof, and shall be paid to such Originator in the following manner:
(i) first, by delivery of immediately available funds, to the extent of funds made available to Buyer in connection with its subsequent sale of an interest in the Existing Receivables to the Purchasers under the Purchase Agreement; and
(ii) second, the balance, by delivery of the proceeds of a subordinated revolving loan from such Originator to Buyer (a “Subordinated Loan”) in an amount not to exceed the least of (A) the remaining unpaid portion of such Purchase Price, (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount, and (C) fifteen percent (15%) of such Purchase Price. Such Originator is hereby authorized by Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.
The Purchase Price for each Future Receivable of each Originator shall be due and owing in full by Buyer to such Originator or its designee on the date each such Future Receivable came into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by such Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following paragraphs (b), (c) and (d).
(b) With respect to any Future Receivables of any Originator, on each Settlement Date, Buyer shall pay the Purchase Price therefor to the applicable Originator in accordance with Section 1.3(d) and in the following manner:
(i) first, by delivery of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in the Receivables to the Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand; and/or
(ii) second, by delivery of the proceeds of a Subordinated Loan, provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.3(a)(ii); and/or
(iii) third, solely in the case of Receivables originated by Ralcorp and identified by Ralcorp as Future Contributed Receivables, by accepting such Future Contributed Receivables as a contribution by Ralcorp to Buyer’s capital.

Subject to the limitations set forth in Section 1.3(a)(ii), such Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of such Originator’s Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.
(c) From and after the Termination Date, no Originator shall be obligated to (but may, at its option) sell its Receivables to Buyer unless such Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Purchase Agreement, Collections, proceeds of Subordinated Loans, other cash on hand or otherwise. In addition, from and after the Termination Date, Ralcorp shall not be obligated to contribute Receivables to Buyer.
(d) Although the Purchase Price for each Future Receivable sold by any Originator shall be due and payable in full by Buyer to the applicable Originator on the date such Future Receivable came into existence, settlement of the Purchase Price between Buyer and such Originator shall be effected on a monthly basis on Settlement Dates with respect to all Future Receivables originated by such Originator during the same Calculation Period and based on the information contained in the Monthly Report delivered by the Master Servicer pursuant to Article VIII of the Purchase Agreement for the Calculation Period then most recently ended. Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the applicable Subordinated Note made pursuant to Section 1.3(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.
Section 1.4 Purchase Price Credit Adjustments. If, on any day, any Originator is deemed to have received a Deemed Collection with respect to any Receivable sold by it to Buyer hereunder, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to such Originator hereunder in an amount equal to such Deemed Collection. If such Purchase Price Credit exceeds the original Outstanding Balance of the Receivables originated by the applicable Originator on such day, then the applicable Originator shall pay the remaining amount of such Purchase Price Credit in cash not later than the next Settlement Date provided that if the Termination Date has not occurred, such Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any Indebtedness owed to it under its Subordinated Note to the extent permitted thereunder.
Section 1.5 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law.

Section 1.6 Transfer of Records.
(a) In connection with the Purchase of Receivables from each Originator hereunder, such Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of such Originator’s right and title to and interest in the Records relating to all Receivables sold by such Originator hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, such Originator hereby grants to each of Buyer, the Agent and the Master Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for the Receivables originated or serviced by such Originator, to the extent necessary to administer such Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, such Originator hereby agrees that upon the request of Buyer (or Buyer’s assignee) after the occurrence and during the continuation of an Amortization Event, such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the indefeasible payment in full of the Aggregate Unpaids, and shall terminate on the date this Agreement terminates in accordance with its terms.
(b) Each Originator (i) shall take such action requested by Buyer and/or the Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Agent and the Master Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for such Receivables and/or to recreate such Records.
Section 1.7 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.2(b), any sale or contribution by any Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not as a sale or contribution, or such sale or contribution shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, each Originator hereby grants to Buyer a duly perfected security interest in all of such Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, and in all Collections and Related Security with respect thereto, each Lock-Box and Collection Account, all other rights and payments relating to the Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables originated by such Originator together with all other obligations of such Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. After the occurrence of an Amortization Event, Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. In the case of any Recharacterization, each Originator represents and warrants that each remittance of Collections by such Originator to Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and (ii) made in the ordinary course of business or financial affairs of such Originator.

Section 1.8 Ordinary Course. Buyer represents and warrants that each remittance of Collections by such Originator to Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and (ii) made in the ordinary course of business or financial affairs of such Originator.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of Originators. On the date of the Purchase and on each date that any Future Receivable is originated by such Originator, each Originator hereby represents and warrants to Buyer, as to such Originator and the Receivables originated by it, that:
(a) Existence and Standing. Such Originator is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state mentioned after its name in the preamble to this Agreement, and is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as the case may be in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
(b) Power and Authority; Due Authorization. Such Originator has all requisite power and authority (corporate and/or otherwise) and legal right to execute and deliver (or file, as the case may be) each of the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery (or filing, as the case may be) by such Originator of the Transaction Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings on the part of such Originator.
(c) No Conflict; No Bulk Sale. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws or any shareholder agreements, voting trusts, and similar arrangements applicable to any of its authorized shares, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Originator or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect. No transaction contemplated hereby with respect to such Originator requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any Governmental Authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents, the application of the proceeds of the Purchase or any other transaction contemplated in the Transaction Documents.
(e) Actions, Suits. There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting Ralcorp or any Subsidiary or any of their respective Properties which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the Purchase under this Agreement.
(f) Binding Effect. This Agreement and each other Transaction Document to which such Originator is a party constitute legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
(g) Accuracy of Information. None of the (a) information, exhibits or reports furnished or to be furnished by such Originator or any of its Affiliates to Buyer (or the Agent, as Buyer’s assignee) in connection with the negotiation of the Transaction Documents, or (b) representations or warranties of such Originator or any of its Affiliates contained in this Agreement, the other Transaction Documents or any certificate or other written information furnished to Buyer (or the Agent, as Buyer’s assignee) by or on behalf of such Originator or any of its Affiliates pursuant to a request from Buyer (or the Agent, as Buyer’s assignee) permitted hereunder and for use in connection with the transactions contemplated by this Agreement, taken as a whole, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no fact known to such Originator (other than matters of a general economic nature) that has had since September 30, 2009, or could reasonably be expected to have, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and other written information furnished to Buyer (or the Agent, as Buyer’s assignee) for use in connection with the transactions contemplated by this Agreement.
(h) Use of Proceeds. No proceeds of the Purchase from such Originator hereunder will be used (i) for a purpose that violates, or would be inconsistent with, any law, rule or regulation applicable to such Originator or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to the Purchase from such Originator hereunder and upon origination by such Originator of each Future Receivable, such Originator (i) is the legal and beneficial owner of the Receivables originated by it and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect such Originator’s ownership interest in each Receivable, its Collections and the Related Security.
(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Originator) (i) legal and equitable title to, with the right to sell and encumber each Receivable originated by such Originator, whether now existing or hereafter arising, together with the Collections with respect thereto, and (ii) all of such Originator’s right, title and interest in the Related Security associated with each such Receivable, in each case, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables originated by such Originator, the Related Security and the Collections.
(k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Such Originator’s Federal Employer Identification Number is correctly set forth on Exhibit II. Such Originator has not, within a period of one year prior to the date hereof, (i) changed the location of its principal place of business or chief executive office or its organizational structure, (ii) changed its legal name, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), or (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person. Such Originator has not changed its jurisdiction of organization since the date of this Agreement.
(l) Collections. The conditions and requirements set forth in Section 4.1(i) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of such Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III. Such Originator has not granted any Person, other than Buyer (and its assigns) dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.
(m) Material Adverse Effect. Since September 30, 2009, no event has occurred that would have a material adverse effect on (i) the ability of such Originator to perform its obligations under this Agreement, or (ii) the collectibility of the Receivables originated by such Originator generally or any material portion of such Receivables.
(n) Names. In the past five (5) years, such Originator has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II.

(o) Ownership of Originators. Ralcorp owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of such Originator, free and clear of any Adverse Claim. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of such Originator.
(p) Not an Investment Company. Such Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(q) Compliance with Law. Such Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable originated by such Originator, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
(r) Compliance with Credit and Collection Policy. Such Originator has complied in all material respects with its Credit and Collection Policy with regard to each Receivable originated by it and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which Buyer (or its assigns) has been notified in accordance with Section 4.1(a)(vii).
(s) Payments to such Originator. With respect to each Receivable transferred hereunder by such Originator to Buyer, the Purchase Price received by such Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
(t) Enforceability of Contracts. Each Contract with respect to each Receivable originated by such Originator is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(u) Accounts. Each Receivable originated by such Originator is an “account” under and as defined in the UCC of all applicable jurisdictions.

(v) Accounting. The manner in which such Originator accounts for the transactions contemplated by this Agreement does not jeopardize the analysis of the transactions described herein as true sales, as set forth in the opinion to be delivered by the Originators’ counsel as referred to in Schedule A hereto. Such Originator treats the transactions contemplated by this Agreement as sales and/or capital contributions, for all purposes, including, without limitation, accounting purposes, notwithstanding the fact that the consolidated financial statements of Ralcorp, the Originators and the Buyer are prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers are reflected as a financing in the consolidated financial statements of Ralcorp and its Subsidiaires, and (i) Ralcorp has made appropriate notations in any such consolidated financial statements (or in the accompanying notes) to indicate that the Buyer is a separate legal entity from Ralcorp and each Originator and to indicate that the assets and credit of the Buyer are not available to satisfy the debts and obligations of Ralcorp or any Originator and (ii) the assets of Buyer are listed separately from the assets of any Originator on any balance sheet of any Originator prepared on a standalone basis.
(w) Ordinary Course. Each remittance of Collections by such Originator to Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and (ii) made in the ordinary course of business or financial affairs of such Originator.
(x) No Amortization Event. No event has occurred and is continuing that constitutes an Amortization Event or a Potential Amortization Event.
ARTICLE III
CONDITIONS OF PURCHASE
Section 3.1 Conditions Precedent to Effectiveness. The effectiveness of the amendment and restatement evidenced hereby is subject to the conditions precedent that (a) each Funding Agent shall have received on or before the date hereof those documents and other items listed on Schedule C to the Purchase Agreement and (b) the Agent, each Funding Agent and each Purchaser shall have received all fees and expenses required to be paid on or before the date hereof pursuant to the terms of the Purchase Agreement and the Fee Letter.
Section 3.2 Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay each Originator for Receivables originated by such Originator shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred; (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by such Originator that such statements are then true):
(i) the representations and warranties of such Originator set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and
(ii) no event has occurred and is continuing that will constitute a Termination Event or a Potential Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable originated by any Originator (whether by payment of cash, through an increase in the amounts outstanding under the applicable Subordinated Note, and/or by offset of amounts owed to Buyer), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of any Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related purchase from such Originator and direct such Originator to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.
Section 3.3 Reaffirmation of Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase of such Originator’s Receivables and Related Security, shall be deemed to have certified that the representations and warranties of such Originator contained in Article II are true and correct as to such Originator on and as of the date of such purchase, with the same effect as though made on and as of such day, and that each of the applicable conditions precedent set forth in this Article III has been satisfied as of the date of such purchase.
ARTICLE IV
COVENANTS
Section 4.1 Affirmative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants as set forth below:
(a) Financial Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Buyer (or its assigns):
(i) Annual Reporting. As soon as practicable and in any event within ninety-five (95) days after the close of each of Ralcorp’s Fiscal Years, a copy of Ralcorp’s annual report on SEC Form 10-K (or analogous successor form) certified, without qualification, by PricewaterhouseCoopers LLC, or other independent certified public accountants acceptable to Buyer (and the Agent, as Buyer’s assignee); provided, however, that such information shall be deemed to have been furnished to Buyer if such information is publicly available through EDGAR within such period.
(ii) Quarterly Reporting. As soon as practicable and in any event within fifty (50) days after the close of the first three Fiscal Quarters of each of Ralcorp’s Fiscal Years, a copy of Ralcorp’s quarterly report on SEC Form 10-Q (or analogous successor form) certified, without qualification, by its chief financial officer, controller or treasurer, except as to the absence of notes and except that the information therein shall be subject to normal year-end audit adjustments; provided, however, that such information shall be deemed to have been furnished to Buyer if such information is publicly available through EDGAR within such period.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by an Authorized Officer of Ralcorp and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of Ralcorp, copies of all financial statements, reports and proxy statements so furnished; provided, however, that such information shall be deemed to have been furnished to Buyer if such information is readily available through EDGAR.
(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Ralcorp or any of its Subsidiaries files with the Securities and Exchange Commission, except registration statement on Form S-8; provided, however, that such information shall be deemed to have been furnished to Buyer if such information is readily available through EDGAR.
(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, the Agent or a Conduit, copies of the same.
(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to such Originator’s Credit and Collection Policy, a copy of its Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables originated by such Originator or decrease the credit quality of any newly created Receivables, requesting Buyer’s consent thereto.
(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.
(b) Notices. Such Originator will notify the Buyer (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i) Termination Events or Potential Termination Events. The occurrence of each Termination Event and each Potential Termination Event, by a statement of an Authorized Officer of such Originator.
(ii) Material Adverse Effect. The occurrence of any other event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(iii) Ralcorp Credit Agreement. Any amendment, restatement, waiver of the occurrence of an “Event of Default” under, or replacement of, the Ralcorp Credit Agreement, together with a copy of the same.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Originator will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Originator will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect.
(d) Audits. Such Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Receivables originated or serviced by it as Buyer (or its assigns) may reasonably request. Such Originator will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of such Originator, permit Buyer (or its assigns) or their respective agents or representatives: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Originator relating to such Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Originator’s financial condition or such Receivables and the Related Security or such Originator’s performance under any of the Transaction Documents or such Originator’s performance under the Contracts and, in each case, with any of the officers or employees of such Originator having knowledge of such matters.
(e) Keeping and Marking of Records and Books.
(i) Such Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables originated by it in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all such Receivables (including, without limitation, records adequate to permit the immediate identification of each such new Receivable and all Collections of and adjustments to each such existing Receivable). Such Originator will give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(ii) Such Originator will: (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables originated by it with a legend, acceptable to Buyer (or its assigns), describing Buyer’s ownership interests in such Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of Buyer (or the Agent, as its assignee) upon the occurrence and during the continuation of an Amortization Event or Potential Amortization Event: (x) mark each Contract with a legend describing Buyer’s ownership interests in such Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) and (y) deliver to Buyer (or its assigns) all Contracts (including, without limitation, all multiple originals of any such Contract) relating to such Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables originated or serviced by it, and (ii) comply in all respects with its Credit and Collection Policy in regard to each such Receivable and the related Contract.
(g) Ownership. Such Originator will take all necessary action to establish and maintain, irrevocably in Buyer, (i) legal and equitable title to the Receivables originated by such Originator and the associated Collections and (ii) all of such Originator’s right, title and interest in the Related Security associated with such Receivables, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).
(h) Purchasers’ Reliance. Such Originator acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from such Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, such Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of such Originator and any Affiliates thereof and not just a division of such Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between such Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.
(i) Collections. Such Originator shall direct all Obligors to make payments of such Originator’s Receivables directly to a Lock Box or Collection Account that is the subject of a Collection Account Agreement at a Collection Bank; provided, that payments made by Obligors to Lock Box #24625 and Account #811107879 maintained by Post Foods, LLC at JPMorgan Chase Bank, N.A. after the date hereof but not later than January 4, 2011 and at all times thereafter until such account is subject to a Collection Account Agreement, shall not violate this Section 4.1(i). If, notwithstanding the foregoing, any Obligor makes payment to such Originator, such Originator further agrees to remit any Collections (including any security deposits applied to the Outstanding Balance of any Receivable) that it receives on such Receivables directly to a Collection Bank for deposit into a Collection Account within two (2) Business Days after receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for Buyer and its assigns; provided that, to the extent permitted pursuant to Section 1.3, such Originator may retain such Collections as a portion of the Purchase Price then payable to or apply such Collections to the reduction of the outstanding balance of its Subordinated Note.

(j) Taxes. Except to the extent that such Originator is included in consolidated tax returns or reports filed by Ralcorp, such Originator will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
Section 4.2 Negative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants that:
(a) Name Change, Offices and Records. Such Originator shall not change its name, jurisdiction of organization, identity or corporate structure (within the meaning of Sections 9-503 and/or 9-507 of the UCC of all applicable jurisdictions), become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC of all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of the UCC of all applicable jurisdictions) or relocate its chief executive office, principal place of business or any office where Records are kept unless it shall have: (i) given the Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents reasonably requested by the Agent or any Funding Agent in connection with such change, event or relocation.
(b) Change in Payment Instructions to Obligors. Such Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.
(c) Modifications to Contracts and Credit and Collection Policy. Such Originator will not make any change to its Credit and Collection Policy that could adversely affect the collectibility of the Receivables originated or serviced by such Originator or materially decrease the credit quality of any such newly created Receivables. Except as otherwise permitted in its capacity as a Permitted Sub-Servicer pursuant to Article VIII of the Purchase Agreement, such Originator will not extend, amend or otherwise modify the terms of any Receivable originated or serviced by it or any Contract related thereto other than in accordance with its Credit and Collection Policy.

(d) Sales, Liens. Except pursuant to the Transaction Documents, such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable originated by it or the associated Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and such Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator. Such Originator shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.
(e) Accounting for Purchase. Such Originator will not, and will not permit any Affiliate to, account for the transactions contemplated hereby in any manner other than as a sale by such Originator to Buyer of Receivables originated by such Originator and the associated Collections and Related Security.
ARTICLE V
TERMINATION EVENTS
Section 5.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:
(a) Any Originator shall fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for three (3) consecutive Business Days.
(b) Any representation, warranty, certification or statement made by any Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided, that, the materiality threshold in this Section 5.1(b) shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.
(c) Failure of any Originator to pay any Indebtedness when due (after giving effect to any applicable grace period) in excess of $35,000,000 in principal amount (“Material Indebtedness”); or the default by any Originator in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of any Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d) (i) Ralcorp or any Material Originator shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Ralcorp or any Material Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) Ralcorp or any Material Originator shall take any corporate action to authorize any of the actions set forth in the foregoing clauses (i) or (ii) of this subsection (d).
(e) A Change of Control shall occur with respect to any Material Originator.
(f) One or more final judgments for the payment of money in an amount in excess of $35,000,000, individually or in the aggregate, shall be entered against Ralcorp or any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.
Section 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Originators; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(d), or of an actual or deemed entry of an order for relief with respect to Ralcorp or any Material Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by each Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.
ARTICLE VI
INDEMNIFICATION
Section 6.1 Indemnities by Originators. Without limiting any other rights that Buyer may have hereunder or under applicable law, each Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables originated by such Originator, excluding, however, in all of the foregoing cases:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;
(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by Buyer of Receivables in a true sale by such Originator to Buyer of such Receivables and the associated Collections and Related Security; or
(d) amounts for which Buyer has actually received a Purchase Price Credit as required by Section 1.4;
provided, however, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of Buyer to such Originator for amounts otherwise specifically provided to be paid by such Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject to the exclusions in clauses (a), (b), (c) and (d) above, each Originator shall indemnify Buyer for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to such Originator) relating to or resulting from:
(i) any representation or warranty made by such Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Document to which such Originator is a party or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
(ii) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Receivable originated by it, or any Contract related thereto, or the nonconformity of any such Receivable or Contract with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any such Contract;
(iii) any failure of such Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;
(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with goods that are the subject of any Contract or any Receivable originated by such Originator;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable originated by such Originator (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;
(vi) the commingling of Collections of such Receivables at any time with other funds;
(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document to which such Originator is a party, the transactions contemplated hereby, the use by such Originator of the proceeds of any purchase from it hereunder or any other investigation, litigation or proceeding relating to such Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii) any inability to litigate any claim against any Obligor in respect of any such Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix) (A) failure of such Originator generally to pay its debts as such debts become due or admission by such Originator in writing of its inability to pay its debts generally or any making by such Originator of a general assignment for the benefit of creditors; or (B) the institution of any proceeding by or against such Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (C) the taking by such Originator of any corporate action to authorize any of the actions set forth in clauses (A) or (B) above in this clause (ix);
(x) any failure to vest and maintain vested in Buyer or its assigns (subject to the Transaction Documents), or to transfer to Buyer, legal and equitable title to, and ownership of, a first priority perfected ownership interest in the Receivables originated by such Originator and the associated Related Security and Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents); and
(xi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any such Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of sale to Buyer or at any subsequent time.

Section 6.2 Other Costs and Expenses. In addition to the obligations of each Originator under Section 6.1, each Originator agrees to pay on demand: (a) all reasonable costs and expenses, including attorneys’ fees, in connection with the enforcement against such Originator of this Agreement and the other Transaction Documents executed by such Originator; and (b) all stamp duties and other similar filing or recording taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents executed by such Originator, and agrees to indemnify Indemnified Parties against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
ARTICLE VII
MISCELLANEOUS
Section 7.1 Waivers and Amendments.
(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator and Buyer and, to the extent required under the Purchase Agreement, the Agent and the Committed Purchasers or the Required Committed Purchasers.
Section 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.
Section 7.3 Protection of Ownership Interests of Buyer.
(a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the Purchaser Interests, or to enable Buyer (or its assigns) to exercise and enforce its (or their) rights and remedies hereunder. At any time after the occurrence and during the continuation of an Amortization Event or Potential Amortization Event, Buyer (or its assigns) may, at the applicable Originator’s sole cost and expense, direct such Originator to notify the Obligors of Receivables originated or serviced by it of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If any Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by such Originator as provided in Section 6.2. Each Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of such Originator (i) to authorize and/or execute on behalf of such Originator as debtor and to file financing statements or continuation statements (and amendments thereto and assignments thereof) necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable. The authorization by each Originator set forth in the second sentence of this Section 7.3(b) is intended to meet all requirements for authorization by a debtor under Article 9 of any applicable enactment of the UCC, including, without limitation, Section 9-509 thereof.
Section 7.4 Confidentiality.
(a) Each Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and the Conduits and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Originator and its officers and employees may disclose such information to such Originator’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.
(b) Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Agent, the Committed Purchasers or the Conduits by each other, (ii) by Buyer, the Agent or the Purchasers to any prospective or actual assignee or participant of any of them and (iii) by the Agent to any nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction) or otherwise, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which a Funding Agent acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to each Originator, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of Buyer arising from or related to the transactions contemplated herein provided, however, that each of Buyer and its employees and officers shall be permitted to disclose such confidential or proprietary information: (i) to the Agent, the Purchasers and the other Originators, (ii) to any prospective or actual assignee or participant of the Agent or the other Purchasers who execute a confidentiality agreement for the benefit of the applicable Originator and Buyer on terms comparable to those required of Buyer hereunder with respect to such disclosed information, (iii) to any rating agency, provider of a surety, guaranty or credit or liquidity enhancement to a Conduit, (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, and (v) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law) so long as such required disclosure is made under seal to the extent permitted by applicable law or by rule of court or other applicable body.
Section 7.5 Bankruptcy Petition.
(a) Each Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of a Conduit or any Committed Purchaser that is a special purpose bankruptcy remote entity, it will not institute against, or join any other Person in instituting against, a Conduit or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
(b) Each Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Aggregate Unpaids under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
Section 7.6 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of a Conduit, the Agent or any Committed Purchaser, no claim may be made by any Originator or any other Person against a Conduit, the Agent or any Committed Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.
Section 7.8 CONSENT TO JURISDICTION. EACH ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT, AND EACH ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ANY ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.
Section 7.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
Section 7.10 Integration; Binding Effect; Survival of Terms.
(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b) This Agreement shall be binding upon and inure to the benefit of the Originators, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of any Originator. Without limiting the foregoing, each Originator acknowledges that Buyer, pursuant to the Purchase Agreement, may assign to the Agent, for the benefit of the Purchasers, its rights, remedies, powers and privileges hereunder and that the Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Each Originator agrees that the Agent, as the assignee of Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and each Originator agrees to cooperate fully with the Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.
Section 7.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly Authorized Officers as of the date hereof.

RALCORP HOLDINGS, INC.
BREMNER FOOD GROUP, INC.
RALSTON FOOD SALES, INC.
RH FINANCIAL CORPORATION
SUGAR KAKE COOKIE INC.
RIPON FOODS, INC.
NUTCRACKER BRANDS, INC.
FLAVOR HOUSE PRODUCTS, INC.
HERITAGE WAFERS, LLC
THE CARRIAGE HOUSE COMPANIES, INC. THE
RALCORP FROZEN BAKERY PRODUCTS, INC.
COMMUNITY SHOPS, INC.
THE BUN BASKET, INC.
LOFTHOUSE FROZEN BAKERY PRODUCTS, INC.
POST FOODS, LLC
COTTAGE BAKERY, INC.
HARVEST MANOR FARMS, LLC,
as Originators

By:	/s/ Scott Monette
Name:	Scott Monette
Title:	Treasurer

Address for Notices:

Ralcorp Holdings, Inc.
800 Market Street
Suite 2900
St. Louis, MO 63101
Attn: Scott Monette, Corporate Vice President, Treasurer and Corporate Development Officer
Phone: (314) 877-7113
Fax: (314) 877-7729

Signature Page to Amended and
Restated Receivables Sale Agreement

RALCORP RECEIVABLES CORPORATION, as Buyer
By:	/s/ Scott Monette
Name:	Scott Monette
Title:	President

Address for Notices: Ralcorp Receivables Corporation 1055 East Greg Street Sparks, Nevada 89431 Attn: Tim Snoke, President Phone: (775) 359-4000 Fax: (775) 352-2198

Signature Page to Amended and
Restated Receivables Sale Agreement

Exhibit I
Definitions
This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.
“Adverse Claim” means a Lien.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agent” has the meaning set forth in the Preliminary Statements to the Agreement.
“Agreement” means this Amended and Restated Receivables Sale Agreement, as it may be amended, restated or otherwise modified.
“Amortization Event” has the meaning set forth in the Purchase Agreement.
“Authorized Officer” of any Person means any of the president, chief financial officer, treasurer or controller of such Person, acting singly.
“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois.
“Buyer” has the meaning set forth in the preamble to the Agreement.
“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the Purchase of Receivables hereunder and the final Calculation Period shall terminate on the Termination Date.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding voting Equity Interests of Ralcorp, (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of Ralcorp on the first day of each such period or (ii) subsequently became directors of Ralcorp and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of Ralcorp to constitute a majority of the board of directors of Ralcorp, (c) Ralcorp shall cease to beneficially own, directly or indirectly, at least 90% of the outstanding Equity Interests of any Originator, or (d) Ralcorp shall cease to beneficially own, directly or indirectly, 100% of the outstanding Equity Interests of Buyer.
“Collection Account” has the meaning provided in the Purchase Agreement.
“Collection Account Agreement” has the meaning provided in the Purchase Agreement.
“Collection Bank” has the meaning provided in the Purchase Agreement.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
“Conduit” has the meaning set forth in the Purchase Agreement.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit.
“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidence such Receivable.
“Credit and Collection Policy” means each Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.

“Deemed Collections” means the aggregate of all amounts an Originator shall have been deemed to have received as a Collection of a Receivable sold by it. An Originator shall be deemed to have received a Collection (but only to the extent of the reduction or cancellation identified below) of a Receivable sold by it if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods, any discount or any adjustment or otherwise by such Originator (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article II were not true with respect to such Receivable at the time of its sale hereunder (in which case, such Originator shall be deemed to have received a Collection in an amount equal to the Outstanding Balance of such Receivable).
“Default Fee” means a per annum rate of interest equal to the sum of (i) the Base Rate, plus (ii) 2% per annum (computed for actual days elapsed on the basis of a year consisting of 360 days).
“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Section 1.4(a) of the Agreement.
“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables originated by each Originator after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to Buyer of financing its investment in such Receivables during such period and (ii) the risk of nonpayment by the Obligors. Each Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided, that, any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which such Originator and Buyer agree to make such change. As of the date hereof, the Discount Factor in respect of all Originators’ Receivables is 1.18%.
“EDGAR” means the electronic disclosure system for the receipt, storage, retrieval and dissemination of public documents filed with the Securities and Exchange Commission.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the date of this Agreement.
“Existing Agreement” has the meaning set forth in the preamble to the Agreement.

“Existing Receivable” has the meaning set forth in Section 1.2(a).
“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“Fiscal Quarter” means one of the four three-month accounting periods comprising a Fiscal Year.
“Fiscal Year” means the twelve-month accounting period ending September 30 of each year.
“Funding Agent” has the meaning set forth in the Purchase Agreement.
“Future Receivable” has the meaning set forth in Section 1.2(a).
“Future Contributed Receivable” means any Future Receivable originated by Ralcorp that Ralcorp, in its sole discretion, elects to contribute to Buyer’s capital.
“GAAP” means generally accepted accounting principles from time to time in effect in the United States of America.
“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.
“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments, (e) Capitalized Lease Obligations, (f) Rate Hedging Obligations, (g) Contingent Obligations, (h) the face amount of any Letter of Credit, (i) obligations under so-called “synthetic leases” and (j) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Lock-Box” has the meaning provided in the Purchase Agreement.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of the Originators, taken as a whole, (ii) the ability of Ralcorp acting in any capacity or any other Originator to perform its obligations under any Transaction Document to which it is a party, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) Buyer’s (or any of its assigns’) interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.
“Material Indebtedness” has the meaning set forth in Section 5.1(c) of the Agreement.
“Material Originator” means, on any date of determination, any Originator who originated more than 30% of the total Receivables originated during the month then most recently ended.
“Net Worth” means, with respect to Buyer as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Aggregate Capital outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).
“Obligor” means a Person obligated to make payments pursuant to a Contract.
“Originator(s)” has the meaning set forth in the preamble to the Agreement.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Potential Amortization Event” has the meaning set forth in the Purchase Agreement.
“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase” means the purchase pursuant to Section 1.2(a) of the Agreement by Buyer from each Originator of its Exiting Receivables and Future Receivables, together with all Collections and Related Security associated therewith.
“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.
“Purchase Price” means, with respect to the Purchase from each of the Originators, the aggregate price to be paid by Buyer to such Originator for such Purchase in accordance with Section 1.3 of the Agreement for the Receivables originated by such Originator and the associated Collections and Related Security being sold to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect with respect to such Originator’s Receivables on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable to such Originator in accordance with Section 1.4 of the Agreement.
“Purchase Price Credit” has the meaning set forth in Section 1.4 of the Agreement.
“Ralcorp” has the meaning set forth in the Preliminary Statements to the Agreement.
“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.
“Receivable” means all indebtedness and other obligations owed to an Originator (at the times it arises, and before giving effect to any transfer or conveyance under the Agreement) or Buyer (after giving effect to the transfer under the Agreement) or in which such Originator or Buyer has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods by such Originator and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto; provided, however, that “Receivable” shall not include any such indebtedness or other obligations created by an Originator after such Originator suffers a Change of Control. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless or whether the account debtor or such Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Related Security” means, with respect to any Receivable:
(i) all of the applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto,
(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iv) all service contracts and other contracts and agreements associated with such Receivable,
(v) all Records related to such Receivable,
(vi) all of the applicable Originator’s right, title and interest in each Lock-Box and each Collection Account, and
(vii) all proceeds of any of the foregoing.
“Required Capital Amount” means, as of any date of determination, an amount equal to the sum of (i) the twenty-four month rolling average of Dilutions, plus (ii) the result obtained in the foregoing clause (i) of this definition, multiplied by 10%.
“Settlement Date” has the meaning specified in the Purchase Agreement.
“Subordinated Loan” has the meaning set forth in Section 1.3(a) of the Agreement.

“Subordinated Note” means each promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.3 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of an Originator.
“Termination Date” means the earliest to occur of (i) the Facility Termination Date (as defined in the Purchase Agreement), (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(d), (iii) the Business Day specified in a written notice from Buyer to the Originators following the occurrence of any other Termination Event, and (iv) the date which is thirty (30) Business Days after Buyer’s receipt of written notice from any Originator that it wishes to terminate the facility evidenced by this Agreement.
“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.
“Transaction Documents” means, collectively, this Agreement, each Collection Account Agreement, the Subordinated Notes, and all other instruments, documents and agreements executed and delivered in connection herewith.
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II
Originators’ Chief Executive Offices and Principal Places of Business; Locations of Records;
Federal Employer Identification Numbers; Other Names

RALCORP HOLDINGS, INC.

Chief Executive Offices; Principal Places of Business:	800 Market Street St. Louis, MO 63101

Locations of Records:	800 Market Street
St. Louis, MO 63101

Federal Employer Identification Number:	43-1766315

Trade and Assumed Names; Prior Legal Names:	Assumed Names:
• DJM Sales Co.
• Ralston Foods

BREMNER FOOD GROUP, INC.

Chief Executive Offices:	800 Market Street
St. Louis, MO 63101

Principal Places of Business:	1475 US 62 West
Princeton, KY 42445-6059

824 6th Avenue
Minneapolis, MN 55414

Locations of Records:	St. Louis, MO; Princeton, KY; Minneapolis, MN

Federal Employer Identification Number:	43-1668048

Trade and Assumed Names; Prior Legal Names:	Prior Legal Names:
• Effective 11/1/2006 Bremner changed its name to Bremner Food Group, Inc.

RALSTON FOOD SALES, INC.

Chief Executive Offices:	800 Market Street
St. Louis, MO 63101

Principal Places of Business:	N/A

Locations of Records:	St. Louis, MO

Federal Employer Identification Number:	43-1668054

Trade and Assumed Names; Prior Legal Names:	None.

RH FINANCIAL CORPORATION

Chief Executive Offices:	800 Market Street
St. Louis, MO 63101

Principal Places of Business:	N/A

Locations of Records:	St. Louis, MO

Federal Employer Identification Number:	43-1790396

Trade and Assumed Names; Prior Legal Names:	None.

SUGAR KAKE COOKIE INC.

Chief Executive Offices:	570 Fillmore Avenue
Tonawanda, NY 14150

Principal Places of Business:	570 Fillmore Avenue
Tonawanda, NY 14150

Locations of Records:	Tonawanda, NY, St. Louis, MO; Princeton, KY

Federal Employer Identification Number:	91-1959957

Trade and Assumed Names; Prior Legal Names:	None.

RIPON FOODS, INC.

Chief Executive Offices:	420 E. Oshkosh Street
Ripon, WI 54971

Principal Places of Business:	420 E. Oshkosh Street
Ripon, WI 54971

Locations of Records:	Ripon, WI; St. Louis, MO; Princeton, KY

Federal Employer Identification Number:	39-0571140

Trade and Assumed Names; Prior Legal Names:	None.

NUTCRACKER BRANDS, INC.

Chief Executive Offices:	2700 Horace Shepherd Drive
Dothan, AL 36303

Principal Places of Business:	2700 Horace Shepherd Drive
Dothan, AL 36303

Locations of Records:	Billerica, MA; St. Louis, MO

Federal Employer Identification Numbers:	58-1686770

Trade and Assumed Names; Prior Legal Names:	Assumed Names:
• TastySnack Industrial Ingredients (effective with the Pennsylvania Secretary of State on 1/25/2008)
• Linette Quality Chocolates (effective with the Pennsylvania Secretary of State on 5/19/2008)

FLAVOR HOUSE PRODUCTS, INC.

Chief Executive Offices:	2700 Horace Shepherd Drive
Dothan, AL 36303

Principal Places of Business:	2700 Horace Shepherd Drive
Dothan, AL 36303

Locations of Records:	Dothan, AL

Federal Employer Identification Numbers:	36-3142323

Trade and Assumed Names; Prior Legal Names:	None.

HERITAGE WAFERS, LLC

Chief Executive Offices:	850 Vermont Street
Ripon, WI 54971

Principal Places of Business:	850 Vermont Street
Ripon, WI 54971

Locations of Records:	Ripon, WI; Princeton, KY; St. Louis, MO

Federal Employer Identification Numbers:	N/A

Trade and Assumed Names; Prior Legal Names:	None.

THE CARRIAGE HOUSE COMPANIES, INC.

Chief Executive Offices:	196 Newton Street
Fredonia, NY 14063

Principal Places of Business:	196 Newton Street
Fredonia, NY 14063

Locations of Records:	Fredonia, NY

Federal Employer Identification Number:	13-2875580

Trade and Assumed Names; Prior Legal Names:	Assumed Names:

• Effective 7/26/2006 the assumed name The Torbitt & Castleman Company was filed with the State of Kentucky.
• Effective 6/12/2007 the assumed name Beverage Specialties was filed in the State of New York.

THE BUN BASKET, INC.

Chief Executive Offices:	1661 28th Street SW
Wyoming, MI 49509

Principal Places of Business:	1661 28th Street SW
Wyoming, MI 49509

Location of Records:	Wyoming, MI

Federal Employer Identification Number:	38-2368208

Trade and Assumed Names; Prior Legal Names:	None.

COMMUNITY SHOPS, INC.

Chief Executive Offices:	2334 N. Kilbourn
Chicago, IL 60639

Principal Places of Business:	2334 N. Kilbourn
Chicago, IL 60639

Location of Records:	Chicago, IL 60639

Federal Employer Identification Number:	36-2053598

Trade and Assumed Names; Prior Legal Names:	None.

LOFTHOUSE BAKERY PRODUCTS, INC.

Chief Executive Offices:	7350 Commerce Lane NE
Minneapolis, MN 55432-3189

Principal Places of Business:	7350 Commerce Lane NE
Minneapolis, MN 55432-3189

Location of Records:	Minneapolis, MN 55432-3189

Federal Employer Identification Number:	13-4273037

Trade and Assumed Names; Prior Legal Names:	Assumed Name:
• Concept 2 Bakers (effective with the Minnesota Secretary of State on 7/7/2006)

RALCORP FROZEN BAKERY PRODUCTS, INC.

Chief Executive Offices:	3250 Lacey Road, Suite 600
Downers Grove, IL 60515

Principal Places of Business:	3250 Lacey Road, Suite 600
Downers Grove, IL 60515

Location of Records:	Downers Grove, IL 60515

Federal Employer Identification Number:	61-1337548

Trade and Assumed Names; Prior Legal Names:	Prior Legal Names:

• Effective 12/31/2005 name changed from Value Added Bakery Holding Company, Inc. to Bakery Chef, Inc.
• Effective 5/8/2006 name changed from Bakery Chef, Inc. to Ralcorp Frozen Bakery Products, Inc.

Assumed Name:
• Bakery Chef, Inc. (effective with the Illinois Secretary of State on 5/31/2006; Kentucky Secretary of State on 5/31/2006; and Washington Secretary of State on 3/15/2007)

POST FOODS, LLC

Chief Executive Offices:	One Upper Pond Road
Bldg. E., 2nd Floor
Parsippany, NJ 07054

Principal Places of Business:	One Upper Pond Road
Bldg. E., 2nd Floor
Parsippany, NJ 07054

Locations of Records:	One Upper Pond Road

Federal Employer Identification Number:	N/A

Trade and Assumed Names; Prior Legal Names:	Prior Legal Name:
• Effective 6/27/2008 named changed from Cable Newco, LLC to Post Foods, LLC

COTTAGE BAKERY, INC.

Chief Executive Offices:	1831 South Stockton Street
Lodi, CA 95240

Principal Places of Business:	1831 South Stockton Street
Lodi, CA 95240

Locations of Records:	Lodi, CA 95240

Federal Employer Identification Number:	94-2192963

Trade and Assumed Names; Prior Legal Names:	None.

HARVEST MANOR FARMS, LLC

Chief Executive Offices:	800 Market Street
St. Louis, MO 63101

Principal Places of Business:	8 Zane Grey Street
El Paso, TX 79906

Locations of Records:	El Paso, TX 79906

Federal Employer Identification Number:	N/A

Trade and Assumed Names; Prior Legal Names:	None.

Exhibit III
Lock-boxes; Collection Accounts; Collection Banks

Lock-Box	Related Collection Account
JPMorgan Chase Bank	5562163
Chicago # 21684
JPMorgan Chase Bank	5562163
Charlotte # 905933
JPMorgan Chase Bank	5562163
Dallas # 730756
JPMorgan Chase Bank	771068632
Chicago # 23105
JPMorgan Chase Bank	658553375
Chicago # 21140
JPMorgan Chase Bank	648726578
Chicago # 21962
JPMorgan Chase Bank	811107879
Chicago # 24625

Exhibit IV
[Form of] Compliance Certificate
This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010 (as amended, restated or otherwise modified from time to time, the “Agreement”) among Ralcorp Holdings, Inc. and various of its affiliates, and Ralcorp Receivables Corporation (“Buyer”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1. I am the duly elected ________ of ________.
2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and consolidated condition of Ralcorp Holdings, Inc. and its Subsidiaries during the accounting period covered by the attached financial statements.
3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or a Potential Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which ________ has taken, is taking, or proposes to take with respect to each such condition or event:
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of _______, 201_.

[Name]

Exhibit V
Credit and Collection Policy of each Originator
Attached

Exhibit VI
Form of Subordinated Note
SUBORDINATED NOTE
[Date]
1. Note. FOR VALUE RECEIVED, the undersigned, Ralcorp Receivables Corporation, a Nevada corporation (“SPV”), hereby unconditionally promises to pay to the order of _____, a(n) _____ (“Originator”), in lawful money of the United States of America and in immediately available funds, on the date following the Termination Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to the Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchase (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010 among Originator and certain of its Affiliates and SPV (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.3 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.
2. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Base Rate; provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate of the Base Rate plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.
3. Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

4. Subordination. Originator shall have the right to receive, and SPV shall make, any and all payments relating to the loans made under this Subordinated Note provided that, after giving effect to any such payment, the aggregate Outstanding Balance of Receivables (as each such term is defined in the Receivables Purchase Agreement hereinafter referred to) owned by SPV at such time exceeds the sum of (a) the Aggregate Unpaids (as defined in the Receivables Purchase Agreement) outstanding at such time under the Receivables Purchase Agreement, plus (b) the aggregate outstanding principal balance of all loans made under this Subordinated Note. Originator hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, Originator shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of SPV owing to the Agent or any Purchaser under that certain Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010 by and among SPV, Ralcorp Holdings, Inc., as initial Master Servicer, the “Conduits” from time to time party thereto, the “Committed Purchasers” from time to time party thereto, the “Funding Agents” from time to time party thereto and JPMorgan Chase Bank, N.A., as the “Agent” (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which all “Capital” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Master Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not institute against SPV any proceeding of the type described in Section 5.1(d) of the Sale Agreement unless and until the Collection Date has occurred. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of this Section 4, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.
5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(d) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Aggregate Capital and the Senior Claim (including “CP Costs” and “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such CP Costs or Yield is an allowable claim in any such proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Purchasers.
7. GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT CHICAGO, ILLINOIS, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.
8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.
9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator without the prior written consent of the Agent, and any such attempted transfer shall be void.

RALCORP RECEIVABLES CORPORATION
By:
Title:

Schedule
to
SUBORDINATED NOTE
SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

	Amount of		Unpaid
	Subordinated	Amount of Principal	Principal	Notation made by
Date	Loan	Paid	Balance	(initials)

Schedule A
LIST OF CLOSING DOCUMENTS
See Schedule C to the Purchase Agreement